SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of the report (Date of earliest event reported): November 18, 2010

CHURCH & DWIGHT CO., INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-10585	13-4996950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

469 North Harrison Street, Princeton, New Jersey		08543
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (609) 683-5900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 18, 2010, Church & Dwight Co., Inc. (the “Company”) executed a Credit Agreement (the “Credit Agreement”) among the Company, the initial lenders named therein, Bank of America, N.A., as administrative agent, PNC Bank, National Association, as syndication agent, and Deutsche Bank AG New York Branch, HSBC Bank USA, National Association, and Union Bank, N.A., as co-documentation agents. The Credit Agreement replaced the Company’s existing credit facility and provides for a $500 million unsecured revolving credit facility. The Company has the ability to increase the size of the facility by up to an additional $500 million, subject to certain conditions. Unless extended, the Credit Agreement will terminate and all amounts outstanding under the Credit Agreement will be due and payable on November 18, 2015.

Interest on the Company’s borrowings under the Credit Agreement will be based, at the Company’s option, upon either (i) the Base Rate (generally equal to the highest of (a) the Federal Funds Rate plus 0.5%, (b) the Bank of America’s prime rate and (c) a LIBOR-based rate plus 1.00%) or (ii) the Eurocurrency Rate (generally, the LIBOR-based rate). Depending upon the leverage ratio of the Company (described below), interest on borrowings accrues at rates ranging from 0.75% to 1.50% per annum above the Base Rate and 1.75% to 2.50% per annum above the Eurocurrency Rate.

The Credit Agreement contains customary affirmative and negative covenants, including without limitation, restrictions on the following: indebtedness, liens, investments, asset dispositions, fundamental changes, changes in the nature of the business conducted, affiliate transactions, burdensome agreements and use of proceeds.

Under the Credit Agreement, the Company is required to maintain a minimum interest coverage ratio, defined as the ratio of Consolidated EBITDA (as defined in the Credit Agreement) to Consolidated Interest Charges (as defined in the Credit Agreement), of 3.00 to 1.00. The Company also is required to keep its leverage ratio, defined as the ratio of Consolidated Funded Indebtedness (as defined in the Credit Agreement) to EBITDA, below a level of 3.25 to 1.00. However, if the Company consummates a material acquisition, the Company is required to keep its leverage ratio below a level of 3.50 to 1.00 for the twelve month period commencing on the date of such acquisition.

The Credit Agreement also contains customary events of default, including without limitation, failure to make certain payments when due, materially incorrect representations and warranties, breach of covenants, events of bankruptcy, default on other indebtedness, changes in control with respect to the Company, material adverse judgments, certain events relating to pension plans and the failure of any of the loan documents to remain in full force and effect.

Certain parties to the Credit Agreement, and affiliates of those parties, provide banking, investment banking and other financial services to the Company from time to time. The foregoing summary of the Credit Agreement is qualified in all respects by reference to the Credit Agreement, which is filed as Exhibit 99.1 to this report.

Item 1.02	Termination of a Material Definitive Agreement

On November 18, 2010, in connection with its entry into the Credit Agreement described in Item 1.01 of this report, the Company terminated its Amended and Restated Credit Agreement dated as of December 23, 2005, among the Company, JP Morgan Chase Bank, NA., as administrative agent, and a syndicate of lenders (the “2005 Credit Agreement’). The 2005 Credit Agreement initially provided for a $400 million secured credit facility, including a $100 million revolving credit facility and a $300 million term loan. The Company increased its borrowing capacity under the 2005 Agreement by $250 million on each of two occasions: in connection with the Company’s acquisition of substantially all of the net assets of Orange Glo International, Inc in 2006 and in connection with the Company’s purchase of the net assets of the Del Pharmaceuticals, Inc. over-the-counter business, including the ORAJEL brand of oral analgesics, in 2008. In connection with the termination of the 2005 Agreement, the Company repaid its $408 million outstanding borrowings under the 2005 Credit Agreement, using $318 million in available cash and $90 million in borrowings under its accounts receivable securitization facility.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit	Description

99.1	Credit Agreement dated November 18, 2010, among Church & Dwight Co., Inc., the initial lenders named therein, Bank of America, N.A., as administrative agent, PNC Bank, National Association, as syndication agent, and Deutsche Bank AG New York Branch, HSBC Bank USA, National Association, and Union Bank, N.A., as co-documentation agents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCH & DWIGHT CO., INC.

Date: November 19, 2010	By:	/S/ MATTHEW T. FARRELL
	Name:	Matthew T. Farrell
	Title:	Executive Vice President Finance and Chief Financial Officer